     As filed with the Securities and Exchange Commission on April 26, 2000
                                                      Registration No. 333-34362

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                          OPTICAL SENSORS INCORPORATED
            (Exact name of registrant as specified in its charter)

          Delaware                         3841                   41-164359
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                             -----------------------

                       7615 Golden Triangle Drive, Suite C
                        Minneapolis, Minnesota 55344-3733
                          Telephone No.: (952) 944-5857
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Wesley G. Peterson
                             Chief Financial Officer
                          Optical Sensors Incorporated
                       7615 Golden Triangle Drive, Suite C
                        Minneapolis, Minnesota 55344-3733
                          Telephone No.: (952) 944-5857
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Thomas A. Letscher
                        Oppenheimer Wolff & Donnelly LLP
                       45 South Seventh Street, Suite 3300
                          Minneapolis, Minnesota 55402
                                 (612) 607-7000

                            -------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or investment reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________

     If deliver of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                             -----------------------

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   Subject to Completion, dated April 26, 2000



PROSPECTUS



                       [OPTICAL SENSORS INCORPORATED LOGO]

                                1,750,000 Shares

                                  Common Stock

                               -------------------


     Selling stockholders of Optical Sensors Incorporated are offering 1,750,000 shares of common stock. Optical Sensors will not receive any proceeds from the sale of shares offered by the selling stockholders.

     The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 10.


     The common stock is listed on the Nasdaq National Market under the symbol "OPSI." On April 24, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $1.44.


                               -------------------

     The common stock offered involves a high degree of risk. We refer you to "Risk Factors," beginning on page 2.

                              -------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------


                   This prospectus is dated            , 2000

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Optical Sensors..........................................................  1

Risk Factors.............................................................  2

Warning About Forward-Looking Statements.................................  7

Use of Proceeds..........................................................  7

Selling Stockholders.....................................................  8

Plan of Distribution..................................................... 10

Legal Matters............................................................ 12

Experts.................................................................. 12

Documents Incorporated into this Prospectus by Reference................. 12

Where You Can Find More Information...................................... 13


                              --------------------


     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                              --------------------


     In this prospectus, "Optical Sensors," the "company," "we," "us" or "our" refer to Optical Sensors Incorporated.

     SensiCath(R),OpticalCAM(TM), and CapnoProbeTM are trademarks registered to Optical Sensors Incorporated.

                                 OPTICAL SENSORS

     Since October 1998, we have been focusing our resources on the development and commercialization of the CapnoProbe, which is a handheld device with a carbon dioxide probe that is slipped under the tongue like a thermometer. It non-invasively measures the tissue carbon dioxide of the mucous membrane in the mouth -- a sensitive measure that can indicate reduced blood flow to non-vital organs. Reduced blood flow, or "hypoperfusion," can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal. Diagnosis of inadequate tissue perfusion may be difficult in its early stages when the signs and symptoms are masked by the body's natural compensatory mechanisms that preserve blood supply to vital organs by reducing blood flow to other organs. If treatment is delayed to the point that the body's compensatory systems can no longer maintain adequate circulation and vital tissue perfusion, the consequences can be disastrous for the patient. To date, there has been no rapid, low-cost, noninvasive method to objectively determine when a patient has inadequate tissue perfusion.

     In December 1998, we filed a 510(k) application for FDA clearance of the CapnoProbe as a class II medical device. During 1999, we were in regular contact with the FDA, and as recently as March 2000 we provided the FDA with additional data on the CapnoProbe that is being gathered at clinical evaluation sites in the United States. Prototype versions of the CapnoProbe are currently being evaluated at clinical sites in the United States. We have completed set up of one manufacturing pod for manual assembly of the prototype probes and finished preliminary plans for automated probe assembly. We currently estimate that the CapnoProbe product will be available for limited release in 2000 and full commercial release in the first quarter of 2001.

     Prior to January 1999, we had also been actively marketing our SensiCath system, a patient-connected, on-demand arterial blood gas (commonly referred to as "ABG") monitoring system, which provides precise and accurate ABG results within 60 seconds without exposure to potentially infectious blood or depleting the patient's blood supply. ABG tests measure oxygen, carbon dioxide and acid-base in a sample of blood taken from a patient's artery. Because of our need to conserve resources, in January 1999, we significantly reduced our workforce, suspended direct sales activities and implemented product cost reduction programs for the SensiCath system and reduced associated expenses. We also exercised our right to convert Instrumentation Laboratory Company to a non-exclusive distributor of the SensiCath system in January 1999. In April 2000, we entered into an agreement with IL which terminated our distribution agreement with IL. This termination agreement also contained a release by the parties of all claims against each other. Since January 1999, IL has not placed any material orders for the SensiCath system, and the only sales of the SensiCath system have been to existing customers who have continued to order SensiCath sensors. We do not expect meaningful sales of the SensiCath system in the future.

     In January 1999, we also announced that we had engaged Volpe Brown Whelan & Company, LLC, to serve as our financial advisor. We continue to explore strategic alternatives, including joint ventures, corporate strategic alliances, sale of the business or product lines, or other business combinations. In January 2000, we signed a non-binding letter of intent with a major supplier of medical products and services to negotiate a definitive agreement for our CapnoProbe product and technology. The agreement includes a confidentiality understanding that precludes us from identifying the other party.

     On March 10, 2000, we entered into an investment agreement with two of our principal stockholders, Circle F Ventures, LLC and Special Situations Fund III, L.P., pursuant to which we agreed to issue convertible promissory notes in the aggregate principal amount of up to $3,000,000. We received advances under these notes in the aggregate amount of $1,400,000 on March 10, 2000. We have the right to request additional advances up to the aggregate principal amount of $1,600,000 at any time during the 60 day period beginning on the first day after both of the following have occurred: (1) we execute a definitive distribution agreement for our CapnoProbe product with a major medical company, and (2) our stockholders approve the conversion of the notes. Our right to request additional advances will expire on June 15, 2000. The notes are convertible into units, each unit consisting of 50,000 shares of our common stock and a five-year warrant to purchase 12,500 shares of our common stock at an exercise price of $1.00 per share, at a conversion price equal to $50,000 per unit, in accordance with the investment agreement. The proceeds from the issuance of these convertible promissory notes will provide us additional funds to continue development of our CapnoProbe technology as we move forward with our continuing strategic negotiations with this major supplier of medical products and completing development of our CapnoProbe product.

     Our company was incorporated in Minnesota in May 1989 and reincorporated in Delaware in January 1996. Our executive offices are located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota 55344, and our telephone number is (952) 944-5857.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus and in the documents to which we refer you under the heading "Documents Incorporated by Reference in this Prospectus" on page 12 before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing Optical Sensors. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Risks Relating to Our Business

  We have experienced a history of losses and we expect those losses to continue.

     We had a net loss of approximately $7.8 million for the fiscal year ended December 31, 1999 and had an accumulated deficit of approximately $66.2 million through December 31, 1999. We have experienced ongoing losses from operations and expect such losses to continue until we generate product sales in sufficient volume, or other revenue, to offset expenses. We had revenues of $134,131 for the fiscal year ended December 31, 1999. We do not expect to operate profitably unless and until our CapnoProbe product is successfully developed and commercialized and we are able to generate sufficient revenue to fund our operations. We cannot assure you that our revenues will ever grow enough so that we will operate profitably.

  We will need to raise additional capital in the future and may be unable to do so on acceptable terms.

     We will likely need to raise additional funds for operations and to execute our business strategy. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have some rights senior to holders of our common stock and could contain covenants that would restrict our operations. We believe that our current cash balances, including the proceeds received on March 10, 2000 from advances under the notes issued under the investment agreement described above, will be sufficient to fund our operations through June 30, 2000. Accordingly, the report of the independent auditors on our 1999 financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. Based on additional advances we expect to receive in 2000 under the investment agreement if we sign a definitive distribution agreement for our CapnoProbe product and our stockholders approve the conversion of any additional advances to be made under the notes into units at our 2000 Annual Meeting of Stockholders and payments we expect to receive in 2000 if we sign a definitive distribution agreement for our CapnoProbe product, we believe that we will have sufficient cash to fund our operations through 2000. There can be no assurance, however, that we will enter into a definitive distribution agreement for our CapnoProbe product, obtain the approval of the conversion of the notes into units by our stockholders or otherwise obtain additional financing on satisfactory terms, or at all. In addition, we have based these estimates of how long our cash balances will last on assumptions that may prove to be wrong. If we are unable to obtain additional financing when needed, we will likely be forced to cease operations.

  Our future success will depend, in part, on the successful development and commercialization of our CapnoProbe product.

     Our future success will depend, in part, on the successful development and commercialization of our CapnoProbe product. We are in the later stages of developing and testing prototypes and are currently engaged in human clinical trials of the CapnoProbe product. We have set up one manufacturing pod for manual assembly of the prototype probes and finished preliminary plans for automated probe assembly. We currently project that the product will be available for limited release in 2000 and full commercial release in the first quarter of 2001. We have not yet established commercial manufacturing for the CapnoProbe. Accordingly, there can be no assurance that we will successfully develop or commercialize our CapnoProbe product.

  Our success depends on our ability to complete a corporate alliance or business combination in the near future.

     In January 1999, we announced that we had engaged Volpe Brown Whelan & Company, LLC to serve as our financial advisor. We continue to explore strategic alternatives, including joint ventures, corporate strategic alliances, sale of the business or product lines, or other business combinations. In January 2000, we signed a non-binding letter of intent with a major supplier of medical products and services to negotiate a definitive agreement for our CapnoProbe product. We cannot assure you that we will be able to enter into a definitive distribution agreement for our CapnoProbe product with this party or otherwise complete a transaction with terms favorable to us. Our future success will depend on our ability to complete such a strategic transaction in the near future, and there can be no assurance that we will be able to do so.

  Our ability to market our products requires numerous regulatory approvals, which we may not be able to obtain.

     Our ability to market our current products and any products that we may develop in the future requires clearances or approvals from the U.S. Food and Drug Administration and other governmental agencies, including, in some instances, foreign and state agencies, which we may not be able to obtain. The process for maintaining and obtaining necessary regulatory clearances and approvals can be expensive and time consuming. There can be no assurance that we will be able to maintain or obtain necessary regulatory approvals and clearances in the future.

  If we fail to gain market acceptance of our sole product, the CapnoProbe, our business would be seriously harmed.

     We have been focusing substantially all of our resources on the development and commercialization of our CapnoProbe product, which we believe may be a rapid, low-cost, noninvasive method to objectively determine when a patient experiences hypoperfusion, a commonly agreed upon early indicator of clinical shock. Since this product is the only product we are currently developing, the success of our company will depend on our ability to gain acceptance of our CapnoProbe product by a large number of physicians and other health care professionals. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant financial and other resources to create brand awareness and demand by physicians and other health care professionals. Our failure to gain market acceptance of our CapnoProbe product will seriously harm our business.

  If we enter into a distribution agreement for our CapnoProbe, the viability of our business would be dependent on the success of this distributor relationship.

     If we are successful in entering into a distribution agreement for our CapnoProbe product, the viability of our business would depend upon the success of this distributor relationship.

  Our ability to obtain meaningful revenues will likely be directly related to the level of reimbursement for our proposed products.

     Physicians, hospitals and other health care providers are less likely to purchase our products if they do not receive reimbursement from third-party payers for the cost of our products. While each third-party payer has its own process and rules for determining whether it will pay for a particular treatment, the ability to get Medicare reimbursement is usually a significant gating issue for selling a new product. Obtaining a product-specific reimbursement code from Medicare requires a significant amount of published clinical research data and takes several years. When a Medicare reimbursement code is assigned, Medicare also assigns a reimbursement amount. Once assigned, this amount dictates the future revenue opportunities for a particular product, and there is a risk that the assigned rate could be at a level which makes it impossible or difficult to market the product at a profit. We have invested significant time and resources into the development of our CapnoProbe product and if we are unable to obtain a product-specific reimbursement code for it, or if the established reimbursement amount is low, we will be unable to achieve meaningful sales of our CapnoProbe product.

  If we are unable to protect our intellectual property, the value of our products could be diminished, and we may be unable to prevent other companies from using our technology in competitive products.

     Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, the value of our products could be diminished and our competitive position may suffer. Our competitors could copy or otherwise obtain and use our technology without authorization or develop similar technology independently that may infringe our proprietary rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

  The loss of key personnel could harm our business.

     Our success is substantially dependent on the ability, experience and performance of our senior management and other key personnel, including, in particular, Paulita M. LaPlante, our President and Chief Executive Officer. We cannot guarantee that she will remain employed with us. If we lose one or more of the members of our senior management or other key employees, our business could suffer.

Risks Relating to Our Industry

  We face intense competition, which could harm our ability to commercialize our CapnoProbe and other products and realize significant revenues.

     Competition among medical device companies is intense and increasing. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than our products or that would render our products obsolete or non-competitive, all of which could significantly harm our ability to commercialize our CapnoProbe and other products and realize significant revenues.

  We expect to encounter rapid technological changes, and if we do not keep up with these changes, our business will suffer.

     The medical device market in which we compete is characterized by intensive development efforts and rapidly advancing technology, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. The introduction of new products embodying new technologies and the emergence of new industry standards can render our proposed products obsolete. Our future success will depend, in large part, on our ability to anticipate and keep pace with advancing technologies and competing innovations and to improve the performance, features and reliability of our proposed products in response to changing customer and industry demands. We may not be successful in identifying, developing and marketing new products or enhancing our proposed products, in which case our business will suffer.

  We may be subject to product liability and warranty claims, and we have limited insurance coverage.

     The manufacture and sale of our products expose us to product liability claims and product recalls, including those that may arise from misuse, malfunction or design flaws. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages. We currently maintain insurance; however, it might not cover the costs of any product liability claim made against us. Furthermore, we may not be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

Risks Relating to Our Common Stock

  Our common stock may be delisted from Nasdaq, which may make it more difficult for you to sell your shares and may cause the market price of our common stock to decrease.

     Our common stock is currently quoted on the Nasdaq National Market under the symbol "OPSI." In order to be listed on the Nasdaq National Market, we must maintain total net tangible assets of at least $4.0 million. As of December 31, 1999, we had total net tangible assets of approximately $2.8 million. In addition, the report of the independent auditors on our 1999 financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. Accordingly, the Nasdaq Stock Market sent us two letters, one regarding the "going concern" opinion and the other regarding our failure to meet the net tangible assets requirement. On March 10, 2000, we entered into an investment agreement with two of our principal stockholders, Circle F Ventures, LLC and Special Situations Fund III, L.P., pursuant to which we agreed to issue convertible promissory notes in the aggregate principal amount of up to $3.0 million. We received advances under these notes in the aggregate amount of $1.4 million on March 10, 2000. The $1.4 million received by us, however, will not count towards the $4.0 million net tangible asset requirement until the amount is converted into equity. We have the right to request additional advances up to the aggregate principal amount of $1.6 million at any time during the 60 day period beginning on the first day after both of the following have occurred: (1) we execute a definitive distribution agreement for our CapnoProbe product with a major medical company, and (2) our stockholders approve the conversion of any additional advances to be made under the notes into units at our 2000 Annual Meeting of Stockholders. Our right to request additional advances will expire on June 15, 2000.

     As discussed above, we believe that our current cash balances, including the proceeds received on March 10, 2000 from advances under the notes issued under the investment agreement, will be sufficient to fund our operations through June 30, 2000. Based on additional advances we expect to receive in 2000 under the investment agreement if we sign a definitive distribution agreement for our CapnoProbe product and our stockholders approve the conversion of any additional advances to be made under the notes into units at our 2000 Annual Meeting of Stockholders and payments we expect to receive in 2000 if we sign a definitive distribution agreement for our CapnoProbe product, we believe that we will have sufficient cash to fund our operations through 2000.

     In addition to the net tangible asset requirement, the closing bid price for our common stock cannot be less than $1.00 per share for 30 consecutive days. The closing bid price for our common stock has been less than $1.00 per share on several occasions within the last year, but never for 30 or more consecutive days. If, in the future, we had less than $4.0 million in total net tangible assets but more than $2.0 million in total net tangible assets, our common stock would be eligible for quotation on the Nasdaq Small Cap Market, provided that the $1.00 minimum bid price requirement was met. If our common stock was not eligible for either the Nasdaq National Market or the Nasdaq Small Cap Market, it would likely be quoted in the "over-the-counter" market and eligible to trade on the OTC bulletin board. If our common stock traded on the OTC bulletin board, trading, if any, would be subject to the "penny stock" rules under the Securities Exchange Act of 1934, and the public trading market for our common stock could be adversely affected.

  We do not anticipate paying any cash dividends; therefore, any gains from your investment in our common stock will have to come from increases in its market price.

     We currently intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Therefore, any gains from your investment in our common stock will have to come from increases in its market price.

  We have in place several anti-takeover measures that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

     Provisions in our certificate of incorporation, bylaws, employment agreements, option and severance pay plans, rights agreement and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our stock option plan contains provisions that allow for the acceleration of vesting or payments of awards granted under such plans in the event of a "change in control." We have also adopted severance pay plans under which all of our employees would receive cash payments under certain circumstances following a termination of employment, including a termination in connection with a change in control. In addition, we have adopted a shareholders rights plan which would cause substantial dilution to any person or group that attempts to acquire our company on terms not approved in advance by our board of directors. Finally, some provisions under Delaware law also make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

  Our stock price may be volatile.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o announcements of significant events, such as entering into a distribution relationship or business combination;

     o    progress of our products through the regulatory process;

     o government regulatory action affecting our products or our competitors' products in both the United States and foreign countries;

     o    developments or disputes concerning patent or proprietary rights;

     o announcements of technological innovations or new products by us or our competitors;

     o general market conditions for emerging growth and medical technology companies;

     o    economic conditions in the United States or abroad;

     o    actual or anticipated fluctuations in our operating results;

     o    broad market fluctuations; and

     o    changes in financial estimates by securities analysts.

  We may incur significant costs from class action litigation due to our expected stock volatility.

     In the past, following periods of large price declines in the public market price of a company's stock, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring this type of lawsuit against us, even if the lawsuit would be without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.


                    WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.

     You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the factors set forth under the heading "Risk Factors," beginning on page 2 of this prospectus. These and other factors may cause our actual results to differ materially from any forward-looking statement.

     Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and the documents to which we refer you under the heading "Documents Incorporated by Reference into this Prospectus" and other statements made from time to time from us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


                                 USE OF PROCEEDS

     Optical Sensors will not receive any of the proceeds from the sale of shares by the selling stockholders. This offering is intended to satisfy our obligations to register under the Securities Act of 1933 the resale of shares of our common stock issuable (1) upon conversion of the convertible promissory notes we issued the selling stockholders in March 2000 under an investment agreement and (b) upon exercise of warrants issuable upon conversion of these notes.

     Under the investment agreement, the notes are convertible into units, each unit consisting of 50,000 shares of our common stock and a five-year warrant to purchase 12,500 shares of our common stock at an exercise price of $1.00 per share, at a conversion price equal to $50,000 per unit. The net proceeds from the sale of these notes, and the funds received upon exercise of the warrants, will be used for general corporate purposes, including development of our CapnoProbe product and technology.


                              SELLING STOCKHOLDERS


     The following table sets forth information known to Optical Sensors with respect to the beneficial ownership of Optical Sensors common stock as of April 10, 2000 by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to warrants and convertible securities that are exercisable within 60 days of April 10, 2000. Shares issuable pursuant to warrants and convertible securities are considered outstanding for computing the percentage of the person holding the warrants and convertible securities but are not considered outstanding for computing the percentage of any other person. The number of shares of common stock outstanding after this offering includes: (1) 1,400,000 shares issuable upon conversion of the convertible notes held by the selling stockholders, and (2) 350,000 shares issuable upon exercise of warrants that are issuable upon conversion of the notes.



     The percentage of beneficial ownership for the following table is based on 8,982,461 shares of common stock outstanding as of April 10, 2000 and 10,732,461 shares of common stock outstanding after the completion of this offering. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

     Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with Optical Sensors within the past three years. The table assumes that the selling stockholders sell all of the shares offered by them in this offering. However, Optical Sensors is unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Optical Sensors will not receive the proceeds of any shares sold under this prospectus.


                                             Shares Beneficially Owned                     Shares Beneficially Owned
                                                Before the Offering                          After the Offering
Name and Address of                          -------------------------  Shares Being       -------------------------
Beneficial Owner                              Number        Percentage      Offered         Number        Percentage
-------------------                          ---------      ----------   -----------       --------       ----------
Special Situations Funds (1)                 1,821,800         18.5%        875,000         946,800             8.8%

Circle F Ventures, LLC (2)                     690,139          7.7%        758,334(3)      690,139             6.4%

Hayden R. Fleming and LaDonna M.
Fleming Revocable Trust Dated
7/19/95 (4)                                     70,900          *           116,666(5)       70,900             *

------------------
*    Less than 1% of the outstanding shares.

(1) Based on a Schedule 13G/A filed November 8, 1999. Includes 736,800 shares held of record by Special Situations Fund III, L.P., a limited partnership ("SSF III") and 210,000 shares held of record by Special Situations Cayman Fund, L.P., a limited partnership ("Cayman Fund"). Also includes 700,000 shares and warrants to purchase 175,000 shares issuable upon conversion of a convertible promissory note issued to SSF III on March 10, 2000. Does not include an additional 800,000 shares and warrants to purchase 200,000 shares that may be issuable upon conversion of this convertible promissory note in the event we execute a definitive distribution agreement for our CapnoProbe product with a major medical company, our stockholders approve the conversion and we decide to request an additional advance under the note. MGP Advisers Limited Partnership ("MGP") is the general partner and investment advisor of SSF III, and AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner and investment advisor of the Cayman Fund. Austin W. Marxe and David Greenhouse are officers, directors and members of AWM and MGP, respectively, and may be deemed to be the beneficial owner of the shares held by SSF III and Cayman Fund. The address of SSF III, MGP, AWM and Messrs. Marxe and Greenhouse is 153 East 53 Street, New York, New York 10022. The address of Cayman Fund is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies.


(2) Does not include 606,667 shares and warrants to purchase 151,667 shares issuable upon conversion of a convertible promissory note issued to Circle F Ventures on March 10, 2000, which note may be converted into common stock at the option of Circle F on or after September 10, 2000 and which note will automatically convert 30 days after written notice from us to Circle F that we entered into a definitive distribution agreement for our CapnoProbe product with a major medical company. Since the note is not currently convertible or convertible within 60 days of April 1, 2000, the shares and warrants issuable upon such conversion are not included in the number of shares beneficially owned by Circle F before the offering. Also does not include an additional 800,000 shares and warrants to purchase 200,000 shares that may be issuable to Circle F Ventures upon conversion of the convertible promissory notes in the event we execute a definitive distribution agreement for our CapnoProbe product with a major medical company, our stockholders approve the conversion and we decide to request an additional advance under the notes. Hayden R. Fleming is the managing member of Circle F. Does not include any other shares beneficially owned by Hayden R. Fleming. The address of Circle F Ventures is 17797 N. Perimeter Drive, Suite 105, Scottsdale, Arizona 85255.



(3) Represents 606,667 shares and warrants to purchase 151,667 shares issuable upon conversion of a convertible promissory note issued to Circle F Ventures on March 10, 2000, which note may be converted into common stock at the option of Circle F on or after September 10, 2000 and which note will automatically convert 30 days after written notice from us to Circle F that we entered into a definitive distribution agreement for our CapnoProbe product with a major medical company. Since the note is not currently convertible or convertible within 60 days of April 1, 2000, the shares and warrants issuable upon such conversion are not included in the number of shares beneficially owned by Circle F before the offering.



(4) Does not include 93,333 shares and warrants to purchase 23,333 shares issuable upon conversion of a convertible promissory note issued to the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 on March 10, 2000, which note may be converted into common stock at the option of the trust on or after September 10, 2000 and which note will automatically convert 30 days after written notice from us to the trust that we entered into a definitive distribution agreement for our CapnoProbe product with a major medical company. Since the note is not currently convertible or convertible within 60 days of April 1, 2000, the shares and warrants issuable upon such conversion are not included in the number of shares beneficially owned by the trust before the offering. Also does not include: (1) an additional 106,667 shares and warrants to purchase 26,667 shares that may be issuable to the trust upon conversion of the convertible promissory note in the event we execute a definitive distribution agreement for our CapnoProbe product with a major medical company, our stockholders approve the conversion and we decide to request an additional advance under the note, and (2) any other shares beneficially owned by Circle F Ventures and Hayden R. Fleming. See notes (2) and (3) above. The address of Hayden
     R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 is 17797 N. Perimeter Drive, Suite 105, Scottsdale, Arizona 85255.



(5) Represents 93,333 shares and warrants to purchase 23,333 shares issuable upon conversion of a convertible promissory note issued to the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 on March 10, 2000, which note may be converted into common stock at the option of the trust on or after September 10, 2000 and which note will automatically convert 30 days after written notice from us to the trust that we entered into a definitive distribution agreement for our CapnoProbe product with a major medical company. Since the note is not currently convertible or convertible within 60 days of April 1, 2000, the shares and warrants issuable upon such conversion are not included in the number of shares beneficially owned by the trust before the offering.


                              PLAN OF DISTRIBUTION

     The selling stockholders received their shares upon conversion of convertible promissory notes issued by Optical Sensors under an investment agreement. To Optical Sensors' knowledge, none of the selling stockholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does Optical Sensors know the identity of the brokers or market makers that will participate in the offering. The shares of common stock may be offered and sold from time to time by the selling stockholders or by their respective pledgees, donees, transferees and other successors in interest.

     The selling stockholders will act independently of Optical Sensors in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market through negotiated transactions or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods:

     o a block trade in which the broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by the broker-dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     Optical Sensors has been advised by the selling stockholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In connection with distributions of the shares or otherwise, the selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

     o enter into transactions involving short sales of the shares of common stock by broker-dealers;

     o sell shares of common stock short and redeliver these shares to close out the short position;

     o enter into option or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

     o loan or pledge shares of common stock to a broker dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

     Optical Sensors has advised the selling stockholders that the anti-manipulation rules under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders have advised Optical Sensors that during the time that they may be engaged in the attempt to sell registered shares, the selling stockholders will:

     o not engage in any stabilization activity in connection with any of Optical Sensors' securities;

     o not bid for or purchase any of Optical Sensors' securities or any rights to acquire Optical Sensors' securities, or attempt to induce any person to purchase any of Optical Sensors' securities or rights to acquire Optical Sensors' securities other than as permitted under the Exchange Act;

     o not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     o effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

     This offering will terminate on the earlier to occur of:

     o the date on which all shares offered have been sold by the selling stockholders; or

     o the date on which the shares may be sold by the selling stockholders under Rule 144(k) or under the Securities Act.

     Optical Sensors will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, the premiums and other costs of policies of insurance against liability arising out of the public offering, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by the selling stockholders.

     Upon the occurrence of any of the following events, this prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made:

     o to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, the price would be set forth in the prospectus;

     o if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, the arrangements would be described in the prospectus;

     o if the selling stockholders sell to a broker-dealer acting in the capacity as an underwriter, the broker-dealer will be identified in the prospectus; and

     o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Optical Sensors by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.


                                     EXPERTS

     The financial statements of Optical Sensors Incorporated appearing in Optical Sensors Incorporated's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

            DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

     The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, except to the extent that this prospectus updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 0-27600):

     o Optical Sensors' Annual Report on Form 10-K for the year ended December 31, 1999;


     o Optical Sensors' Annual Report on Form 10-K/A for the year ended December 31, 1999;


     o Optical Sensors' Definitive Proxy Statement for its 2000 Annual Meeting of Stockholders filed with the SEC on April 4, 2000; and

     o Optical Sensors' Registration Statement on Form 8-A, as filed with the SEC on January 23, 1996, which describes our common stock, as amended from time to time.

     We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus. The information will be considered part of this prospectus from the date the document is filed and will supplement or amend the information contained in this prospectus.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

     We will provide you, at no charge, a copy of the documents we incorporate by reference in this prospectus. To request a copy of any or all of these documents, you should write, telephone or e-mail us at:

         Optical Sensors Incorporated
         Attention: Investor Relations
         7615 Golden Triangle Drive, Suite C
         Technology Park V
         Minneapolis, Minnesota 55344-3733
         Telephone number: (952) 944-5857
         E-mail:  wpeterson@opsi.com


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

Judiciary Plaza             Citicorp Center            7 World Trade Center
450 Fifth Street, N.W.      500 West Madison Street    Suite 1300
Washington, D.C. 20549      Chicago, Illinois 60621    New York, New York 10048

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov. The Securities Act file number for our SEC filings is 0-27600.

     Optical Sensors has filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

                              --------------------

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 25, 2000.


                                       OPTICAL SENSORS INCORPORATED

                                           By: /s/ Paulita M. LaPlante
                                               --------------------------------
                                           Paulita M. LaPlante
                                           President and Chief Executive Officer
                                               (principal executive officer)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 25, 2000 by the following persons in the capacities indicated.


Signature                                              Title
---------                                              -----
/s/ Paulita M. LaPlante                President, Chief Executive Officer and
----------------------------------     Director (principal executive officer)
Paulita M. LaPlante

/s/ Wesley G. Peterson                 Chief Financial Officer, Vice President
----------------------------------     of Finance and Administration and
Wesley G. Peterson                     Secretary (principal financial and
                                       accounting officer)


                  *                    Director
----------------------------------
Richard B. Egen

                  *                    Director
----------------------------------
Sam B. Humphries

                  *                    Director
----------------------------------
Richard J. Meelia

                  *                    Director
----------------------------------
Demetre M. Nicoloff, M.D.


----------------------------------     Director
Gary A. Peterson

/s/ Paulita M. LaPlante                Attorney-in-Fact
----------------------------------
Paulita M. LaPlante

                                INDEX TO EXHIBITS

No.                           Item                                                    Method of Filing
---                           ----                                                    ----------------
4.1    Restated Certificate of Incorporation of Optical Sensors          Incorporated by reference to Exhibit 3.3
       Incorporated.                                                      contained in the Company's Registration
                                                                        Statement on Form S-1 (File No. 33-99904).

4.2    Certificate of Designation, Preferences and Rights of            Incorporated by reference to Exhibit 3.2
       Series A Junior Peferred Stock.                                  contained in the Company's Annual Report
                                                                         on Form 10-K for the year ended December
                                                                               31, 1998 (File No. 0-27600).

4.3    Bylaws of Optical Sensors Incorporated, as amended.               Incorporated by reference to Exhibit 3.3
                                                                         contained in the Company's Annual Report
                                                                         on Form 10-K for the year ended December
                                                                               31, 1998 (File No. 0-27600).


5.1    Opinion of Oppenheimer Wolff & Donnelly LLP                                   Previously filed.

23.1   Consent of Independent Auditors                                               Previously filed

23.2   Consent of Oppenheimer Wolff & Donnelly LLP                               Included in Exhibit 5.1.

24.1   Power of Attorney                                                             Previously filed





                                      II-2